Exhibit 4.09

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1ST AMENDMENT TO THE TERMS OF COMMITMENT

AMONG

PORTUGAL TELECOM, SGPS S.A.

OI S.A.

AND

TELEMAR PARTICIPAÇÕES S.A.

DATED MARCH 31, 2015

1ST AMENDMENT TO THE TERMS OF COMMITMENT

By way of this instrument, the parties:

On the one side,

1. PORTUGAL TELECOM, SGPS S.A., a publicly traded corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five Euros), duly represented for the purposes hereof pursuant to its Bylaws (“Portugal Telecom SGPS”);

and on the other,

2. OI S.A., a Brazilian corporation (sociedade por ações) headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio nº. 71, 2nd floor, Center, registered with the CNPJ/MF under n°. 76.535.764/0001-43, duly represented for the purposes hereof pursuant to its Bylaws (“Oi”); and

3. TELEMAR PARTICIPAÇÕES S.A., a publicly traded company (companhia aberta) headquartered at Praia de Botafogo nº. 300, 11th floor, room 1101 (part), Botafogo, City of Rio de Janeiro, RJ, registered with the CNPJ/MF under n.º 02.107.946/0001-87, duly represented for the purposes hereof pursuant to its Bylaws (“Telemar Participações” or CorpCo”);

The parties identified above hereinafter shall be called, individually, “Party,” and jointly, “Parties.”

WHEREAS:

I. On February 19, 2014 and on September 3, 2014, the prior meetings of CorpCo’s shareholders were held (the “Prior Meetings”), which approved, among other measures, the integration of the shareholder bases of Oi and Portugal Telecom SGPS into a single entity, “CorpCo,” which would have a dispersed shareholder base, with its capital divided into a single class of shares listed on the BM&FBOVESPA, S.A. – Bolsa de Valores, Mercadorias e Futuros (the “BM&FBOVESPA”), Euronext Lisbon and NYSE, and, furthermore, would adhere to the corporate governance rules of the Novo Mercado segment of the BM&FBOVESPA (“Transaction”);

II. On September 08, 2014, the Parties entered into the Terms of Commitment, whereby they commit to carry out their best efforts to fulfill the objective of integrating the shareholder bases of Oi and Portugal Telecom SGPS in CorpCo pursuant to a legally permissible structure (“Integration of the Shareholder Bases”), as well as listing the shares of CorpCo on the Novo Mercado segment of the BM&FBOVESPA, S.A. – Bolsa de Valores, Mercadorias e Futuros, on the regulated market of Euronext Lisbon, and on the New York Stock Exchange (“Terms of Commitment”);

III. Given the delay in the schedule of the Transaction, Prior Meetings of CorpCo shareholders were held on the date hereof to approve the adoption of an alternative structure, which enables the main goals of the Transaction to be realized by adopting best practices in corporate governance and making the voting rights in Oi more dispersed. In general terms, it consists of a proposal for voluntary exchange of Oi’s preferred shares into Oi’s common shares (in other words, subject to the discretion of the holder of preferred shares), at the exchange ratio of 0.9211 common shares for each preferred share issued by Oi, as well as the incorporation of the entities that hold direct or indirect interests in Oi. It also includes the key milestone of the incorporation of CorpCo into and by Oi and its termination, in order to simplify Oi’s capital structure. This would permit the benefits of financial synergies to be realized, and the approval of the new bylaws of Oi, which includes limiting voting rights to a maximum of 15%, applicable to all shareholders of Oi, as contemplated by the Preliminary Steps, all in compliance with the provisions established in the Prior Meetings of the shareholders of CorpCo, held on the date hereof (“Structure – Voluntary Exchange of PN’s”), retaining the final goal of a timely implementation of the transaction that will result in the migration of Oi to the Novo Mercado segment of the BM&FBOVESPA. Each one of the Preliminary Steps is conditioned to each other, such that the approval of each one of the steps assumes that all other steps are approved on the same date, jointly and inseparably;

IV. In light of the aforementioned changes, the Parties wish to amend the Terms of Commitment due to the aforementioned changes.

THE PARTIES RESOLVE to enter into this 1st Amendment to the Terms of Commitment (“1st Amendment”), under the terms and for the purposes of article 118 of Law 6.404, dated December 15, 1976 (“Brazilian Corporate Law”), as amended, which shall be governed according to the following terms and conditions:

CLAUSE 1 – CHANGES TO CLAUSE 1

1.1	The Parties hereby agree to amend Clause 1 in the Terms of Commitment in its entirety, which will come into force as follows:

“CLAUSE 1

INTEGRATION OF SHAREHOLDER BASES AND LISTING

1.1 For the purposes of the Integration of the Shareholder Bases, as described in

Recital (iv) of this Agreement and pursuant to the provisions in the 1st Amendment to this Agreement, the Parties hereby undertake to use their respective best efforts and to take all reasonable measures to also implement the listing of Oi shares (or securities backed by Oi shares or its successor in case of a corporate reorganization) on the regulated market of Euronext Lisbon (the “Listing”) and on the New York Stock Exchange, concurrently with the migration to the Novo Mercado segment of the BM&FBOVESPA, S.A. – Bolsa de Valores, Mercadorias e Futuros (the “Migration”), it being however agreed that, in the event that it is not possible for any reason beyond the control of the Parties for the Listing to happen prior to or concurrently with the approval of the Migration, the Parties agree to use their best efforts and to take all reasonable measures to implement the Listing as soon as possible following the Migration.

1.2 The Parties further undertake to perform all acts, provide any required information, prepare all necessary documentation and to present and duly file all necessary filings before all appropriate governmental bodies and authorities, so as to implement the Listing and the Integration of the Shareholder Bases as soon as possible.

1.2.1 Without limiting the provisions of Clause 1.2, the Parties undertake to perform all necessary acts to implement the Integration of the Shareholder Bases relating to all shares of Oi held by Portugal Telecom SGPS as of the date hereof or that such company shall come to hold for so long as this Agreement is in force, including, but not limited to, (i) preparing and filing any prospectuses, including for admission to trading, registration statements (including on Form F-4 or Form F-3, where applicable) or other documents with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”), the Portuguese Securities Commission (Comissão do Mercado de Valores Mobiliários, or “CMVM”), Euronext Lisbon – Sociedade Gestora de Mercados Regulamentados (“Euronext Lisbon”) and the U.S. Securities and Exchange Commission (“SEC”) by Portugal Telecom SGPS and/or Oi (or its successor in case of a corporate reorganization), as the case may be, including the preparation of audited and unaudited financial statements required by the rules of such government authorities, and (ii) hiring independent auditors, independent financial institutions or other experts to prepare financial statements, valuation reports and/or other necessary reports or documents and to use best efforts to cause such experts to consent to the inclusion their reports or other documents in the above-mentioned prospectuses, registration statements or other documents to be filed with CVM, CMVM, Euronext Lisbon and the SEC. The Parties agree that the Integration of the Shareholder Bases may be implemented through different structures throughout the term of this Agreement, to the extent they are legally permissible, but agree that nothing in this Clause 1.2.1 or elsewhere in this Agreement shall require the Parties to implement any merger or incorporation of Portugal Telecom SGPS into Oi.

1.3 Oi undertakes to attend the General Meetings of the Shareholders of Portugal Telecom SGPS convened for the purposes of deliberating on the acts and authorizations required for the Integration of the Shareholder Bases, whether through reduction of the share capital of Portugal Telecom SGPS, pursuant to the alternative structure under analysis described in the Information Statement issued by Portugal Telecom SGPS, dated August 13, 2014, or through another legally permissible alternative structure, and to vote in favor of its approval, to the extent Oi’s legitimate interests are preserved.

1.4 The obligations assumed by the Parties by the terms of the above Clauses 1.2 and 1.3 shall apply equally in the event the Integration of the Shareholder Bases continues in respect of any shares of Oi that Portugal Telecom SGPS may receive upon exercise of the call option granted under the Call Option Agreement, and Other Covenants entered into on September 08, 2015, among Portugal Telecom SGPS, PT International Finance B.V., PT Portugal SGPS S.A., Oi, and Telemar Participações, as amended on March 31, 2015 (“Call Option”).”

CLAUSE

IV - INDEMNIFICATION

GENERAL PROVISIONS

4.1 Capitalized terms not expressly defined in this 1st Amendment shall have the meaning attributed to them in the Terms of Commitment.

4.2 Except as amended by this 1st Amendment, all other terms and conditions of the Terms of Commitment shall remain in full force and effect and are hereby ratified by the Parties.

4.3 The terms and conditions of this 1st Amendment shall irrevocably and irreversibly benefit and bind the signatories and their respective successors in any way.

And thus having agreed, the Parties cause 3 (three) counterparts of this Agreement, of equal substance and form, to be signed before 2 (two) witnesses undersigned herein.

Rio de Janeiro, March 31, 2015.

(Signature pages to follow)

1st AMENDMENT TO THE TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 1/3

PORTUGAL TELECOM SGPS S.A.

/s/ Rafael Mora	/s/ Shakhaf Wine
Name: Rafael Mora	Name: Shakhaf Wine
Title: Administrator	Title: Administrator

1st AMENDMENT TO THE TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 2/3

OI S.A.

/s/ Bayard De Paoli Gontijo		/s/ Eurico de Jesus Teles Neto
Name:	Bayard De Paoli Gontijo	Name:	Eurico de Jesus Teles Neto
Title:	Chief Executive Officer, Chief Financial Officer and Investor Relations Officer	Title:	Officer

1st AMENDMENT TO THE TERMS OF COMMITMENT ENTERED INTO AMONG PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 3/3

TELEMAR PARTICIPAÇÕES S.A.

/s/ Fernando Magalhães Portella	/s/ José Augusto da Gama Figueira
Name: Fernando Magalhães Portella	Name: José Augusto da Gama Figueira
Title: Chief Executive Officer	Title: Attorney-in-Fact

Witness:

/s/ Íria Lúcia Da S. Martins	/s/ Victor Guita Campinho
Name: Íria Lúcia Da S. Martins	Name: Victor Guita Campinho
CPF: 728.352.737.00	CPF: 125.662.867.01
RG: 20.184.824 SSP/SP	RG: 27.868.947.6